EXHIBIT 11

                         MERCURY WASTE SOLUTIONS, INC.
                         COMPUTATION OF LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARE


                                                            Nine Months Ended    Nine Months Ended
                                                            September 30, 1998   September 30, 1997
                                                            ------------------   ------------------
Computation of weighted average number of common
shares outstanding and common stock equivalent shares:

   Common shares outstanding at the beginning
      of the period                                             3,464,097           2,249,097

   Weighted average number of shares issued during
      the period                                                   15,942             906,213

   Common equivalent shares attributed to stock
      options and warrant granted                                 105,072              45,887(A)

   Common stock issued                                                 --             308,787(B)
                                                               ----------          ----------
      Weighted average number of common and common
         equivalent shares                                      3,585,111           3,509,984
                                                               ==========          ==========

Net Income (loss)                                              $  701,876          $ (589,682)
                                                               ==========          ==========

Basic and duluted earnings (loss) per share                    $     0.20          $    (0.17)
                                                               ==========          ==========

(A) All stock options and warrants are anti-dilutive, however, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options and warrants granted with the exercise price below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares as if they were oustanding for all periods presented, using the treasury stock method.

(B) Pursuant to the Securities and Exchange Commission SAB 83, all stock issued at a price below the assumed initial offering price issued during the twelve-month period preceding the date of the initial filing of the Registration Statement has been included in the calculation of common stock as if it was outstanding for all periods presented.

                                       12